EXHIBIT 99.1

Berliner Communications Announces Fourth Quarter and
Full-Year 2009 Financial Results

ELMWOOD PARK, N.J., September 28, 2009 — Berliner Communications, Inc. (“BCI” or the “Company”) (OTC BB: BERL), a leading provider of infrastructure services to the telecommunications industry, today announced financial results for the fiscal fourth quarter and full-year ending June 30, 2009.

Business and Financial Highlights
•	Awarded multi-million dollar project to provide in-building cellular communications to major U.S. international airport;
•	Awarded new contracts with Cox Communications and other national cable multiple system operators, or MSOs;
•	Launched 4G WiMAX site acquisition, zoning and/or construction projects in 11 markets across the U.S.;
•	Launched LTE, or Long Term Evolution, project in Northern California market;
•	Awarded Company’s first international tower build project in Dubai;
•
Opening new 76,000 square foot headquarters in Fairlawn, NJ; and expanded national footprint with new offices in Chicago, Illinois and additional presence in North Boston, Massachusetts, San Antonio and Austin, Texas and San Francisco Bay area in California;

•	Backlog increased by 175% from $9.7 million on December 31, 2008 to $26.7 million on August 31, 2009.

Rich Berliner, CEO of BCI, stated, “Fiscal 2009 was a challenging year for BCI, as it was for many companies during these difficult economic times.  It was a year of transition for us and our industry.  As I noted last quarter, some of our major customers are in the process of building new networks, including 4G, WiMAX, and LTE based networks.  As our customers began to ramp up these major projects during the year, we maintained a strong and growing platform to support these large-scale projects, but these ramp-ups have taken much longer than expected.  These delays had a significant negative impact on our revenue and profitability for the year.  Nevertheless, I firmly believe our strategy of continuing to maintain a strong platform to support future growth is the right long-term decision for our company.  While many other companies cut their resources to the bone in the face of this uncertainty, we seized the opportunity to organically grow our resources and geographic reach, including new offices in Chicago and additional satellite offices in North Boston, Massachusetts, San Antonio and Austin, Texas and the San Francisco Bay area to supplement our existing presence in these regions. Now we are strongly positioned to take advantage of the large-scale growth opportunities we see in the industry in fiscal 2010 and beyond.”

“We have recently signed national agreements with some of the largest cable, fiber and wireless companies in the country,” Mr. Berliner continued. “I am pleased to announce a multi-million dollar in-building project at a major U.S. international airport. We have also dramatically expanded our work on 4G around the country, with significant site acquisition work in house and new construction starting in several markets.  Our backlog of work continues to increase, from $9.7 million on December 31, 2008 to $26.7 million on August 31, 2009.  We believe this backlog number is an important indicator of our increasing customer demand and revenue growth track.”

“While I am disappointed with our financial results, I am extremely proud of our recent contract wins, and I believe fiscal 2010 will be a positive year for BCI, and we fully expect year over year revenue growth. This expectation is highlighted by several leading indicators that we are seeing, including our recent contract wins, our growing backlog, and the ever increasing need for robust telecom infrastructure.  Ongoing customer conversations are indicating that the rapid growth in wireless network usage, especially with the proliferation of wireless data applications, is outpacing the existing infrastructure in the U.S., putting pressure on wireless carriers and other operators to increase spending on improving existing networks, and building new networks.”

“During the past year, we made the strategic decision to diversify and move to become a full service telecom infrastructure services provider, rather than remain exclusively wireless-focused.  We see the convergence of communications networks continuing in fiscal 2010 and beyond, and to that end we are now servicing customers in the cable, wire-line and fiber space, in addition to our traditional wireless customers.  As the needs of these customers overlap, we see an opportunity to be uniquely positioned to service these complex needs. We also continue to win work for government projects, particularly in the public safety communications area, and we expect this part of our business to continue to grow.  We have invested in building a national business development team, led by a former cable industry executive. This team has helped us grow our customer base, which now includes a prestigious roster of Fortune 1000 companies.  We  have more customers, in more industries, and in more markets, than ever before in the history of company.”

Fiscal Fourth-Quarter 2009 Financial Results
For the fiscal fourth quarter ended June 30, 2009, total revenue decreased 35% to $15.8 million from $24.4 million for the quarter ended June 30, 2008. This decrease is primarily due to decreased revenue in the site acquisition and zoning segment and delays by our customers in starting major new construction projects.

Total operating expenses for the quarter ended June 30, 2009 decreased 28% to $4.8 million from $6.7 million for the quarter ended June 30, 2008. This decrease was primarily due to decreases in payroll, bad debt, insurance and travel and entertainment expenses.

Our fiscal fourth-quarter 2008 income from operations of $5.2 million decreased to a loss from operations of $(1.0) million in fiscal fourth-quarter 2009. Net income (loss) allocable to common shareholders decreased to $(0.7) million, or $(0.02) per basic and fully diluted weighted average shares outstanding (based on 26.5 million basic and fully diluted weighted average shares outstanding) for the quarter ended June 30, 2009, from $2.2 million, or $0.11 per basic and $0.08 per fully diluted weighted average shares outstanding (based on 20.1 million and 27.1 million weighted average shares outstanding, respectively) for the quarter ended June 30, 2008.

Fiscal Full-Year 2009 Financial Results
Total revenues decreased 58% to $54.5 million for the year ended June 30, 2009 from $128.4 million for the year ended June 30, 2008. This decrease is primarily due to significant delays in our customers’ projects in the infrastructure construction and technical services segment.

Gross profit for the year ended June 30, 2009 was $15.7 million, or 29% gross profit margin, compared to $44.9 million, or 35% gross profit margin, for the year ended June 30, 2008. This decrease in gross margin was in part caused by a change in revenue mix due to an increase in infrastructure construction and technical services revenue, from 77% of total revenue to 82%. Margins from infrastructure construction and technical services are typically lower than those associated with site acquisition and zoning.

Total operating expenses for the year ended June 30, 2009 decreased 20% to $20.5 million from $25.7 million for the year ended June 30, 2008. Income from operations decreased to a loss of $6.0 million from $18.0 million for the year-ago period. Net income (loss) allocable to common shareholders decreased to $(3.4) million, or $(0.13) per basic and fully diluted weighted average shares outstanding (based on 26.4 million weighted average shares outstanding) from $8.5 million or $0.47 per basic and $0.31 per fully diluted weighted average shares outstanding (based on 17.9 million and 27.2 million weighted average shares outstanding, respectively) for the year ended June 30, 2008.

EBITDA*, that is operating income (loss) plus the (gain) loss on sale of fixed assets, plus depreciation expense, decreased from $19.2 million to $(4.8) million, in fiscal 2009 compared to the prior year. A reconciliation of EBITDA to income from operations is as follows:

	(Amounts in Thousands)
	(Unaudited)
	Three Months Ended		Year Ended
	June 30,
	2009	2008	2009	2008
Income from Operations	$(1,003)	$5,187	$(6,045)	$18,038
Depreciation and Amortization Expense	334	349	1,285	1,190
(Gain) loss on sale of fixed assets	1	(19)	(8)	(11)
EBITDA	$(668)	$5,517	$(4,768)	$19,217

At June 30, 2009, the Company had cash and cash equivalents of approximately $1.4 million and net working capital of approximately $14.3 million. Shareholders’ equity decreased 1% to $22.0 million from $22.3 million at June 30, 2008.

Mr. Berliner continued, “As I have noted in the past, we anticipated some lumpiness in our financial performance, and that expectation was proven out in fiscal 2009.  We believe we are entering an upswing in our business cycle, and we have the contracts and backlog to support that assertion.  The wireless sector of the telecom industry is growing exponentially, and subscriber usage is driving the need to upgrade existing networks and develop and install new communications networks to serve these needs.  BCI is positioned to ride this wave of growth, and we are extremely optimistic about the opportunities we see in fiscal 2010 and beyond.”

Conference Call:
Management will be hosting a conference call to review the quarterly results at 4:30 PM, today, Monday, September 28, 2009. Interested parties may access the call by calling 877-941-8416 from within the United States, or 480-629-9808 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through October 12, 2009 and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int'l), passcode 4161336.

This call is being web cast by ViaVid Broadcasting and can be accessed at www.bcisites.com or at ViaVid's website at http://www.viavid.net or by going to the following link http://viavid.net/dce.aspx?sid=00006A75. The web cast can be accessed until October 12, 2009. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download.

About Berliner Communications, Inc.
Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified, including, but not limited to our stock price, trading volume, top and bottom-line growth and liquidity, do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

*Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, BCI believes this measure is useful to investors in assessing its capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact:	Berliner Communications, Inc.
Rich Berliner
201-791-3200
berlinerr@bcisites.com

tables follow

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,390	$3,173
Accounts receivable, net of allowance for doubtful accounts
of $200 and $830 at June 30, 2009 and 2008, respectively	20,116	31,189
Inventories	1,005	1,012
Income Tax Receivable	2,659	—
Deferred tax assets - current	429	536
Prepaid expenses and other current assets	891	762
	26,490	36,672
Property and equipment, net	2,239	2,924
Amortizable intangible assets, net	479	816
Goodwill	2,284	2,084
Deferred tax assets - long-term	2,789	505
Other assets	276	268
Total Assets	$34,557	$43,269

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$4,644	$4,820
Accrued liabilities	3,685	11,919
Accrued income taxes	—	1,849
Line of credit	2,967	217
Current portion of long-term debt	777	1,133
Current portion of capital lease obligations	118	118
	12,191	20,056
Long-term debt, net of current portion	18	467
Long-term capital lease obligations, net of current portion	194	305
Other long-term liabilities	105	104
Total liabilities	12,508	20,932

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	25,766	22,630
Accumulated deficit	(3,718)	(294)
Total stockholders' equity	22,049	22,337
Total liabilities and stockholders' equity	$34,557	$43,269

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Year Ended June 30,
	2009	2008

Revenue	$54,491	$128,372
Costs of revenue	38,786	83,452
Gross profit	15,705	44,920
Selling, general and administrative expenses	20,473	25,703
Depreciation and amortization	1,285	1,190
Gain on sale of fixed assets	(8)	(11)
Income (loss) from operations	(6,045)	18,038

Other (income) expense
Interest expense	208	1,359
Amortization of deferred financing fees and
accretion of debt discount	60	2,031
Interest income	(59)	(71)
Other income	(373)	(162)
Income (loss) before income taxes	(5,881)	14,881
Income tax (benefit) expense	(2,457)	6,427
Net income (loss) allocable to common shareholders	$(3,424)	$8,454

Net income (loss) per share:
Basic	$(0.13)	$0.47
Diluted	$(0.13)	$0.31

Weighted average number of shares outstanding:
Basic	26,439	17,918
Diluted	26,439	27,166